Exhibit 23.1

NICHOLS, CAULEY & ASSOCIATES, LLC

A Professional Services Firm of:

Certified Public Accountants

Certified Financial Planners®

Certified Valuation Analysts

_________________________

Atlanta • Clarkesville • Dublin • Warner Robins

www.nicholscauley.com

REPLY TO: 2970 Clairmont RD NE Atlanta, Georgia 30329-4440 800-823-1224 FAX 404-214-1302 atlanta@nicholscauley.com

March 28, 2007

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report, dated March 28, 2007, with respect to the consolidated financial statements of Capitol City Bancshares, Inc. included in this annual report on Form 10-KSB for the year ended December 31, 2006, into the Registration Statements on Form S-8 relating to the Capitol City Bancshares, Inc. 1999 Stock Option Plan and Capitol City Bank Employee Stock Purchase Plan (File#333-12655 and #333-132184), as filed with the SEC on March 29, 2005 and March 3, 2006, respectively.